Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 10, 2013, with respect to the combined financial statements of Dow Jones Local Media Group, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1/A) and the related Prospectus of New Media Investment Group Inc.

/s/ Ernst & Young LLP

New York, New York

January 28, 2014